Filed Pursuant to Rule 424(b)(3)
                                                          File Number 333-134756


                           PROSPECTUS SUPPLEMENT NO. 1

                 PROSPECTUS SUPPLEMENT NO. 1 DATED JULY 7, 2006
                        TO PROSPECTUS DATED JUNE 16, 2006
                          (REGISTRATION NO. 333-134756)

                          HOUSTON AMERICAN ENERGY CORP.

     This Prospectus Supplement No. 1 supplements our Prospectus dated June 16, 2006 that was filed with the Securities and Exchange Commission on June 19, 2006. The shares that are the subject of the Prospectus have been registered to permit their resale to the public by the selling stockholders named in the Prospectus. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering, other than the exercise price, if any, to be received upon exercise of warrants referred to in the Prospectus. You should read this Prospectus Supplement No. 1 together with the Prospectus.

     This Prospectus Supplement includes the following documents, as filed by us with the Securities and Exchange Commission:

     - The attached Current Report on Form 8-K of Houston American Energy Corp. dated July 5, 2006 and filed with the Securities and Exchange Commission on July 6, 2006.

     Our common stock is traded on the OTC Electronic Bulletin Board under the symbol "HUSA.OB".

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE
CONTRARY  IS  A  CRIMINAL  OFFENSE.

            THE DATE OF THIS PROSPECTUS SUPPLEMENT IS JULY 7, 2006.

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

         Date of report (Date of earliest event reported): July 5, 2006

                          HOUSTON AMERICAN ENERGY CORP.
                          -----------------------------
               (Exact name of registrant as specified in Charter)

            Delaware                    0-33027                76-0675953
-------------------------------     -----------------   ------------------------
(State or other jurisdiction of       (Commission             (IRS Employer
 incorporation or organization)         File No.)          Identification No.)

                          801 Travis Street, Suite 2020
                              Houston, Texas 77002
              ----------------------------------------------------
               (Address of Principal Executive Offices)(Zip Code)


                                  713-222-6966
                       ----------------------------------
                            (Issuer Telephone number)


   --------------------------------------------------------------------------
          (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item  1.01.     Entry  into  a  Material  Definitive  Agreement

In connection with his appointment as Chief Financial Officer of Houston American Energy Corp. (the "Company")(see Item 5.02 below), the compensation of Jay Jacobs has been established as follows: (1) base salary of $125,000; and (2) a stock option to purchase 200,000 shares of common stock at $2.98 per share, the closing price on first day of employment, vesting over a 3 year period and exercisable over a period of ten years. The Company has agreed, by the end of the 2nd quarter of 2007, to retain the services of an outside compensation consulting firm to review and make recommendations with respect to the compensation of Mr. Jacobs and each of the Company's executive officers and directors.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective July 5, 2006, the Company appointed James "Jay" Jacobs as Chief Financial Officer.

Mr. Jacobs, age 28, served, from April 2003 until joining the Company, as an Associate and as Vice President - Energy Investment Banking at Sanders Morris Harris, Inc., an investment banking firm, where he specialized in energy sector financing and transactions. Previously, Mr. Jacobs was an Energy Finance Analyst at Duke Capital Partners, LLC from June 2001 to April 2003 and a Tax Consultant at Deloitte & Touche, LLP. Mr. Jacobs holds a Masters of Professional Accounting from the University of Texas and is a Certified Public Accountant.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

                                               HOUSTON AMERICAN ENERGY CORP.

Dated: July 5, 2006
                                         By:   /s/ John Terwilliger
                                               John Terwilliger,
                                               President and
                                               Chief Executive Officer